    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1996

                                                             FILE NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          MALLON RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

                   COLORADO                                      84-1095959
        (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                      Identification No.)
                                                           GEORGE O. MALLON, JR.
                                                        MALLON RESOURCES CORPORATION
          999 18TH STREET, STE. 1700                     999 18TH STREET, STE. 1700
            DENVER, COLORADO 80202                         DENVER, COLORADO 80202
                (303) 293-2333                                 (303) 293-2333
 (Address, including zip code, and telephone     (Address, including zip code, and telephone
 number including area code, of registrant's    number including area code, of agent for service)
       principal executive offices)

                                   Copies to:

  THOMAS A. RICHARDSON, ESQ.          ROY K. ROSS, ESQ.             DEREK R. MCCLAIN, ESQ.
   HOLME ROBERTS & OWEN LLP      MALLON RESOURCES CORPORATION        ALAN P. BADEN, ESQ.
   1700 LINCOLN, STE. 4100        999 18TH STREET, STE. 1700        VINSON & ELKINS L.L.P.
    DENVER, COLORADO 80203          DENVER, COLORADO 80202       2001 ROSS AVENUE, STE. 3700
        (303) 861-7000                  (303) 293-2333               DALLAS, TEXAS 75201
                                                                        (214) 220-7700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.     / /

     If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1)
of the Form, check the following box.     / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier registration
statement for the same offering.     /X/ No. 333-10985

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.     / /

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                           PROPOSED         PROPOSED
TITLE OF EACH CLASS OF                                      MAXIMUM          MAXIMUM         AMOUNT OF
SECURITIES TO BE                        AMOUNT TO BE       OFFERING         AGGREGATE      REGISTRATION
REGISTERED                               REGISTERED     PRICE PER SHARE  OFFERING PRICE         FEE
--------------------------------------------------------------------------------------------------------
Common Stock..........................     30,000(3)         $6.50          $195,000          $59(2)
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.

(2) Calculated pursuant to Rule 457.

(3) Amount represents an increase in the offering size from 2,000,000 shares to 2,030,000 shares pursuant to Rule 462(b).
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

                                EXPLANATORY NOTE

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-2 (File No. 333-10985) filed by Mallon Resources Corporation (the "Company") with the Securities and Exchange Commission on August 28, 1996, as amended by Amendment No. 1 thereto filed on September 19, 1996, which was declared effective on October 16, 1996, are incorporated herein by reference.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

      EXHIBIT
       NUMBER                                DOCUMENT DESCRIPTION
-------------------- --------------------------------------------------------------------
        *1.1         Form of Underwriting Agreement between the Company and the
                     Underwriters........................................................   (1)
        *3.01        Amended and Restated Articles of Incorporation of the Company.......   (2)
        *3.02        Bylaws of the Company...............................................   (2)
        *3.03        Statement of Designations -- Series A Preferred Stock...............   (3)
        *3.04        Statement of Designations -- Series B Preferred Stock...............   (6)
        +5.1         Opinion of Holme Roberts & Owen LLP as to the legality of issuance of the Company's Common Stock.......................................
                                                             MATERIAL CONTRACTS
       *10.58        Bank One -- Loan Agreement dated March 20, 1996.....................   (7)
       *10.63        Bank One -- Amendment One...........................................   (8)
       *10.64        Bank One -- Amendment Two...........................................   (8)
       *10.65        Repurchase and Sale Agreement on Series A Preferred Stock...........   (1)
                                  EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS
       *10.1.3       Equity Participation Plan, amended November 2, 1990.................   (4)
       *10.1.4       Stock Compensation Plan for Outside Directors.......................   (5)
                                                                       CONSENTS
       +23.1         Consent of Price Waterhouse LLP.....................................
       +23.2         Consent of Holme Roberts & Owen LLP (See Exhibit 5.1)
       +23.3         Consent of GeoQuest Reservoir Technologies, Inc.....................
       *24.          Powers of Attorney..................................................   (1)

---------------

+  Filed herewith.

* The exhibit numbers are the exhibit numbers assigned in the previous filings with the Securities and Exchange Commission, which are identified in the notes below.

1. Incorporated by reference from Mallon Resources Corporation Exhibits to Registration Statement on Form S-2 (SEC File No. 333-10985) filed on September 19, 1996.

2. Incorporated by reference from Mallon Resources Corporation Exhibits to Registration Statement on Form S-4 (SEC File No. 33-23076) filed on August 15, 1988.

3. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on January 8, 1990.

4. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 10-K for fiscal year ended December 31, 1990.

5. Incorporated by reference from Mallon Resources Corporation Exhibits to Registration Statement on Form S-8 (SEC File No. 33-39635) filed on March 28, 1991.

6. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on August 24, 1995.

7. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on March 20, 1996.

8. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on August 15, 1996.

     (b) Financial Statement Schedules

        None

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable and therefore have been omitted or the information required by the applicable schedule is included in the notes to the financial statements.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN DENVER, COLORADO, ON THIS 16TH DAY OF OCTOBER 1996.

                                            MALLON RESOURCES CORPORATION

                                            By:    /s/  ROY K. ROSS

                                            ------------------------------------
                                                        Roy K. Ross
                                                  Executive Vice President

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                 SIGNATURES                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
                      *                        Chairman of the Board,         October 16, 1996
---------------------------------------------    Director and President
            George O. Mallon, Jr.                (Principal Executive
                                                 Officer)
              /s/  ROY K. ROSS                 Executive Vice President and   October 16, 1996
---------------------------------------------    Director
                 Roy K. Ross
                      *                        Executive Vice President and   October 16, 1996
---------------------------------------------    Director
             Kevin M. Fitzgerald
                      *                        Director                       October 16, 1996
---------------------------------------------
              James A. McGowen
                      *                        Treasurer (Principal           October 16, 1996
---------------------------------------------    Financial Officer)
              Alfonso R. Lopez
                      *                        Controller (Principal          October 16, 1996
---------------------------------------------    Accounting Officer)
             Carolena F. Chapman
                      *                        Director                       October 16, 1996
---------------------------------------------
               Frank Douglass
                      *                        Director                       October 16, 1996
---------------------------------------------
              Roger R. Mitchell
                      *                        Director                       October 16, 1996
---------------------------------------------
          Francis J. Reinhardt, Jr.
              */s/  ROY K. ROSS                                               October 16, 1996
---------------------------------------------
                Roy K. Ross,
             as Attorney-in-Fact

                                 EXHIBIT INDEX

      EXHIBIT
       NUMBER                                DOCUMENT DESCRIPTION
-------------------- --------------------------------------------------------------------
        *1.1         Form of Underwriting Agreement between the Company and the
                     Underwriters........................................................   (1)
        *3.01        Amended and Restated Articles of Incorporation of the Company.......   (2)
        *3.02        Bylaws of the Company...............................................   (2)
        *3.03        Statement of Designations -- Series A Preferred Stock...............   (3)
        *3.04        Statement of Designations -- Series B Preferred Stock...............   (6)
        +5.1         Opinion of Holme Roberts & Owen LLP as to the legality of issuance of the Company's Common Stock.......................................
                                                             MATERIAL CONTRACTS
       *10.58        Bank One -- Loan Agreement dated March 20, 1996.....................   (7)
       *10.63        Bank One -- Amendment One...........................................   (8)
       *10.64        Bank One -- Amendment Two...........................................   (8)
       *10.65        Repurchase and Sale Agreement on Series A Preferred Stock...........   (1)
                                  EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS
       *10.1.3       Equity Participation Plan, amended November 2, 1990.................   (4)
       *10.1.4       Stock Compensation Plan for Outside Directors.......................   (5)
                                                                       CONSENTS
       +23.1         Consent of Price Waterhouse LLP.....................................
       +23.2         Consent of Holme Roberts & Owen LLP (See Exhibit 5.1)
       +23.3         Consent of GeoQuest Reservoir Technologies, Inc.....................
       *24.          Powers of Attorney..................................................   (1)

---------------

+  Filed herewith.

* The exhibit numbers are the exhibit numbers assigned in the previous filings with the Securities and Exchange Commission, which are identified in the notes below.

1. Incorporated by reference from Mallon Resources Corporation Exhibits to Registration Statement on Form S-2 (SEC File No. 333-10985) filed on September 19, 1996.

2. Incorporated by reference from Mallon Resources Corporation Exhibits to Registration Statement on Form S-4 (SEC File No. 33-23076) filed on August 15, 1988.

3. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on January 8, 1990.

4. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 10-K for fiscal year ended December 31, 1990.

5. Incorporated by reference from Mallon Resources Corporation Exhibits to Registration Statement on Form S-8 (SEC File No. 33-39635) filed on March 28, 1991.

6. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on August 24, 1995.

7. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on March 20, 1996.

8. Incorporated by reference from Mallon Resources Corporation (Commission File No. 0-17267) Form 8-K filed on August 15, 1996.